EXHIBIT 5.1

                                 Graubard Miller
                        405 Lexington Avenue - 19th Floor
                            New York, New York 10174




                                                                   April 8, 2005



ParkerVision, Inc.
8493 Baymeadows Way
Jacksonville, Florida 32256

Dear Sirs:

      Reference is made to the Registration Statement on Form S-3 ("Registration Statement") filed by ParkerVision, Inc. ("Company"), a Florida corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 3,600,000 shares of common stock, par value $.01 per share ("Common Stock"),to be offered for resale by certain individuals and entities ("Selling Stockholder"), of which 2,880,000 shares are issued and outstanding and 720,000 shares of common stock are subject to issuance upon the exercise of certain outstanding redeemable commons stock purchase warrants ("2005 Warrants").

      We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

      Based upon the foregoing, it is our opinion that:

      (1) The Common Stock previously issued by the Company to the Selling Stockholders was duly authorized and was legally issued and is fully paid and non-assessable.

      (2) The 2005 Warrants previously issued by the Company were duly authorized, legally issued and fully paid.

      (3) The Common Stock to be issued by the Company upon exercise of the 2005 Warrants has been duly authorized and, when sold in the manner provided in the warrant agreement relating to the 2005 Warrants, will be legally issued, fully paid and non-assessable.

      In giving this opinion, we have assumed that all agreements pertaining to the 2005 Warrants have been and that all certificates for he Company's shares of Common Stock and the 2005 Warrants have been or are, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company's

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ParkerVision, Inc.
April 8, 2005
Page 2



transfer agent and registered by the Company's registrar, if necessary, and confirm, or will confirm, except at to denominations, to specimens which we have examined.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                    Very truly yours,

                                                    /s/ Graubard Miller

                                                    GRAUBARD MILLER